Product Supplement No. SUN-2 (To Prospectus dated March 30, 2012 and Series L Prospectus Supplement dated March 30, 2012) April 2, 2012	Filed Pursuant to Rule 424(b)5 Registration No. 333-180488

Market-Linked Step Up Notes

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The notes are unsecured senior debt securities issued by Bank of America Corporation. The notes are not principal protected, and we will not pay interest on the notes. Payments on the notes are subject to our credit risk.

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This product supplement describes the general terms of the notes and the general manner in which they may be offered and sold. For each offering of the notes, we will provide you with a pricing supplement (which we may refer to as a “term sheet”) that will describe the specific terms of that offering. The term sheet will identify any additions or changes to the terms specified in this product supplement.

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The term sheet will also identify the underlying “Market Measure,” which may be one or more equity-based or commodity-based indices, commodities, equity securities or other assets, any other statistical measure of economic or financial performance, including, but not limited to, any consumer price index, interest rate, or any combination of the foregoing.

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At maturity, you will receive a cash payment per unit of the notes (the “Redemption Amount”) based upon the direction of and percentage change in the value of the applicable Market Measure from the Starting Value to the Ending Value (each as defined below), calculated as described in this product supplement.

•	Unless the applicable term sheet provides otherwise:

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If the Ending Value is equal to or greater than the Starting Value but is equal to or less than the Step Up Value (as defined below), then the Redemption Amount will equal the Original Offering Price (as defined below) plus the Step Up Payment (as defined below). If the Ending Value is greater than the Step Up Value, then the Redemption Amount will equal the sum of (i) the Original Offering Price and (ii) the Original Offering Price multiplied by the percentage increase in the value of the Market Measure from the Starting Value to the Ending Value.

•	If the Ending Value is less than the Starting Value but is equal to or greater than the Threshold Value (as defined below), then the Redemption Amount will equal the Original Offering Price.

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If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal the Original Offering Price minus the product of (i) the Original Offering Price and (ii) the percentage decrease of the Market Measure in excess of the Threshold Value.

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The Starting Value will be the closing value of the Market Measure on the date the notes are priced for initial sale to the public (the “pricing date”). The Step Up Value will be a value of the Market Measure that is a specified percentage above the Starting Value and will be determined on the pricing date. The Threshold Value will be a value of the Market Measure that is a specified percentage of the Starting Value and will be determined on the pricing date. The Ending Value will be the value of the Market Measure on a calculation day (as defined below) shortly before the maturity date of the notes, determined as described in this product supplement.

•	The “Step Up Payment” will be determined on the pricing date and will be a dollar amount that will be equal to a percentage of the Original Offering Price per unit.

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The notes will be issued in denominations of whole units. Each unit will have an “Original Offering Price” as set forth in the applicable term sheet. The term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

•	One or more of our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), may act as our selling agent to offer the notes.

The notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page S-8. You may lose some or all of your investment in the notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

SUMMARY

This product supplement relates only to the notes and does not relate to any underlying asset that comprises the Market Measure described in any term sheet. This summary includes questions and answers that highlight selected information from the prospectus, prospectus supplement, and this product supplement to help you understand the notes. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and prospectus, as well as the applicable term sheet. You should rely only on the information contained in those documents. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this product supplement, the prospectus supplement, and prospectus, together with the term sheet, is accurate only as of the date on their respective front covers.

Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

What are the notes?

The notes are senior unsecured debt securities issued by Bank of America Corporation, and are not guaranteed or insured by the FDIC or secured by collateral. The notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and any payments due on the notes, including any repayment of principal, will be subject to our credit risk. Each series of the notes will mature on the date set forth in the applicable term sheet. We cannot redeem the notes at any earlier date. We will not make any payments on the notes until maturity. The notes are not principal protected.

The notes are designed for investors who are seeking exposure to a specific Market Measure, and who anticipate that the value of the Market Measure will increase over the term of the notes, as described below. If you invest in the notes, you must be willing to forgo interest payments on your investment, such as fixed or floating interest rates paid on conventional non-callable debt securities and must be willing to bear the risk of loss of all or substantially all of your investment.

Are the notes equity or debt securities?

The notes are our senior debt securities, and are not secured by collateral. The notes will differ from traditional debt securities in that their return is linked to the performance of the underlying Market Measure, and they are not principal protected. In addition, you will not receive interest payments. At maturity, instead of receiving the Original Offering Price of your notes, you may receive an amount that is greater than or less than the Original Offering Price, depending upon the performance of the Market Measure over the term of the notes. We describe below how this amount at maturity is determined.

Is it possible for you to lose some or all of your investment in the notes?

Yes. You will receive at maturity a Redemption Amount that is less than the Original Offering Price if the Ending Value is less than the Threshold Value. The Redemption Amount will be determined based on the percentage decrease of the Market Measure in excess of the Threshold Value. As a result, you may lose all or a substantial portion of the amount that you invested to purchase the notes; however, in no event will you lose more than your initial investment. You should carefully review the applicable term sheet to determine the extent to which your principal is at risk.

In addition, all payments on the notes are subject to our credit risk. Further, if you sell the notes prior to maturity, you may find that the market value per note is less than the Original Offering Price.

What is the Market Measure?

The Market Measure may consist of one or more of the following:

•	U.S. broad-based equity indices;

•	U.S. sector or style-based equity indices;

•	non-U.S. or global equity indices;

•	commodity-based indices;

•	the value of one or more commodities, equity securities, or other assets;

•	any other statistical measure of U.S. or non-U.S. economic or financial performance, including, but not limited to, any consumer price index, or interest rate; or

•	any combination of any of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each component included in any Basket as a “Basket Component.” If the Market Measure to which your notes are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

The applicable term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Market Measure. However, historical values of the Market Measure are not indicative of the future performance of the Market Measure or the performance of your notes.

How will the Redemption Amount be calculated?

At maturity, subject to our credit risk as issuer of the notes, and unless the applicable term sheet provides otherwise, you will receive the Redemption Amount per unit of the notes that you hold, denominated in U.S. dollars. In no event will the Redemption Amount be less than zero. The Redemption Amount will be calculated as follows:

•	If the Ending Value is equal to or greater than the Starting Value but is equal to or less than the Step Up Value, then the Redemption Amount will equal:

Original Offering Price + Step Up Payment

•	If the Ending Value is greater than the Step Up Value, then the Redemption Amount will equal:

Original Offering Price +	(	Original Offering Price x	(	Ending Value - Starting Value	))
Starting Value

•	If the Ending Value is less than the Starting Value but is equal to or greater than the Threshold Value, then the Redemption Amount will equal the Original Offering Price.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

Original Offering Price -	(	Original Offering Price x	(	Threshold Value - Ending Value	))
Starting Value

The “Step Up Value” will be a value of the Market Measure that is a specified percentage above the Starting Value, as set forth in the applicable term sheet.

The “Step Up Payment” will be a dollar amount that will be equal to a percentage of the Original Offering Price. The Step Up Payment will be determined on the pricing date and set forth in the applicable term sheet.

The “Threshold Value” will be a value of the Market Measure that is a specified percentage of the Starting Value and will be less than or equal to 100%. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. The Redemption Amount per unit of the notes will be less than the Original Offering Price if the Ending Value is less than the Threshold Value. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for the notes will be less than the Original Offering Price if there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value.

How will the Starting Value and the Ending Value be determined?

Unless otherwise specified in the applicable term sheet, the “Starting Value” will equal the closing value of the Market Measure on the pricing date, as determined by the calculation agent. However, if the Market Measure is linked to one or more commodities or commodity indices, and a Market Disruption Event (as defined below) occurs on the pricing date, then the calculation agent will establish the Starting Value as set forth in the section “Description of the Notes—Market Disruption Events—Commodity-Based Market Measures.”

If the Market Measure consists of a Basket, the “Starting Value” will be equal to 100. We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value on the pricing date. We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights. The Initial Component Weight for each Basket Component will be set forth in the applicable term sheet. See “Description of the Notes—Basket Market Measures.”

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the closing value of the Market Measure on a specific calculation day (as defined below) that will be set forth in the applicable term sheet.

In the event that a Market Disruption Event occurs and is continuing on the calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of the Notes—The Starting Value and the Ending Value.”

A “calculation day” means a Market Measure Business Day (as defined below) on which a Market Disruption Event has not occurred.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means:

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for an equity index, a day on which (1) the New York Stock Exchange (the “NYSE”) and The NASDAQ Stock Market (the “NASDAQ”), or their successors, are open for trading and (2) the index or any successor thereto is calculated and published; and

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for a commodity index, spot price, or futures contract, a day on which the index level, spot price or official settlement price (as applicable) is determined and published by the applicable index sponsor, commodities exchange, or other price source (or any successor thereto) described in the applicable term sheet.

If the Market Measure is not equity-based or commodity-based, or is a combination of the two, the applicable term sheet will set forth the manner by which the Starting Value and the Ending Value will be determined.

Can the maturity date be postponed if a Market Disruption Event occurs?

No. See the section entitled “Description of the Notes—Payment at Maturity.”

Who will determine the Redemption Amount?

The calculation agent will make all the determinations associated with the notes, such as determining the Starting Value, the Threshold Value, the Ending Value and the Redemption Amount. Unless otherwise set forth in the applicable term sheet, we will appoint our affiliate, MLPF&S, or one of our other affiliates, to act as calculation agent for the notes. See the section entitled “Description of the Notes—Role of the Calculation Agent.”

Will you have an ownership interest in the securities, commodities, or other assets that are represented by the Market Measure?

No. An investment in the notes does not entitle you to any ownership interest, including any voting rights, dividends paid, interest payments, or other distributions, in the securities of any of the companies included in an equity-based Market Measure, or in any futures contract for a commodity included in a commodity-based Market Measure. If the Market Measure is not equity-based or commodity-based, you similarly will not have any right to receive the relevant asset underlying the Market Measure.

Who are the selling agents for the notes?

One or more of our affiliates, including MLPF&S, will act as our selling agents in connection with each offering of the notes and will receive a commission or an underwriting discount based on the number of units of the notes sold. None of the selling agents is your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement or the term sheet as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

How are the notes being offered?

We have registered the notes with the SEC in the United States. However, we will not register the notes for public distribution in any jurisdiction other than the United States. The selling agents may solicit offers to purchase the notes from non-U.S. investors in reliance on available private placement exemptions. See the section entitled “Supplemental Plan of Distribution—Selling Restrictions” in the prospectus supplement.

Will the notes be listed on an exchange?

Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

Does ERISA impose any limitations on purchases of the notes?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”), or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities, or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of the notes unless that plan or entity has determined that its purchase, holding, or disposition of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing the notes will be deemed to be representing that it has made that determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by that plan or entity. See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes. An investment in the notes is subject to risk. The notes are not principal protected. Please refer to the section entitled “Risk Factors” beginning on the following page of this product supplement and page S-5 of the prospectus supplement. If the applicable term sheet sets forth any additional risk factors, you should read those carefully before purchasing any notes.

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

General Risks Relating to the Notes

Your investment may result in a loss; there is no guaranteed return of principal. The notes are not principal protected. In addition, the notes do not pay interest. There is no fixed repayment amount of principal on the notes at maturity. If the Ending Value is less than the Threshold Value, then the Redemption Amount will be an amount in cash that reflects the percentage decrease of the Market Measure in excess of the Threshold Value, and it will be less than the Original Offering Price of the notes. As a result, depending on the performance of the Market Measure, you may lose all or a substantial portion of your investment. You should carefully review the applicable term sheet to determine the extent to which your principal is at risk, and whether an investment in the notes is appropriate in light of the amount of your investment that you are prepared to place at risk.

Your yield may be less than the yield on a conventional debt security of comparable maturity. There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any yield that you receive on the notes, which could be negative, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date. This will be the case even if the value of the Market Measure increases after the pricing date. No assurance can be given as to what our financial condition will be on the maturity date. If we default upon our financial obligations, you may not receive the amounts payable under the terms of the notes.

Our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in our credit spreads prior to the maturity date may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the value of the applicable Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of their businesses, our affiliates may have expressed views on expected movements in a Market Measure or the components of a Market Measure, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from those of our affiliates. You are encouraged to derive information concerning a Market Measure or its components from multiple sources, and you should not rely on the views expressed by our affiliates.

We have included in the terms of the notes the costs of developing, hedging, and distributing them, and the price, if any, at which you may sell the notes in any secondary market transaction will likely be lower than the public offering price due to, among other things, the inclusion of these costs. In determining the economic terms of the notes, and consequently the potential return on the notes to you, a number of factors are taken into account. Among these factors are certain costs associated with developing, hedging, and offering the notes. In addition to the underwriting discount, the applicable public offering price may include a hedging related charge, which reflects an estimated profit earned by one of our affiliates from the hedging related transactions associated with the notes. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with one of our affiliates. All of these charges related to the notes reduce the economic terms of the notes.

Assuming there is no change in the value of the applicable Market Measure and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your notes in a secondary market transaction is expected to be lower than the applicable public offering price due to, among other things, the inclusion of these costs and the costs of unwinding any related hedging.

The quoted price of any of our affiliates for the notes could be higher or lower than the applicable public offering price.

We cannot assure you that a trading market for the notes will ever develop or be maintained. Unless otherwise set forth in the applicable term sheet, we will not list the notes on any securities exchange. Even if an application were made to list the notes, we cannot assure you that the application will be approved or that the notes will be listed and, if listed, that they will remain listed for the entire term of the notes. We cannot predict how the notes will trade in the secondary market, or whether that market will be liquid or illiquid. You should be aware that the listing of the notes on any securities exchange will not necessarily ensure that a trading market will develop for the notes, and if a trading market does develop, that there will be liquidity in the trading market.

The development of a trading market for the notes will depend on our financial performance and other factors, including changes in the value of the Market Measure. The number of potential buyers of the notes in any secondary market may be limited. We anticipate that one or more of the selling agents will act as a market-maker for the notes that it offers, but none of them is required to do so. Any such selling agent may discontinue its market-making activities as to any series of the notes at any time. To the extent that a selling agent engages in any market-making activities, it may bid for or offer any series of the notes. Any price at which the selling agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which those notes might otherwise trade in the market.

In addition, if at any time the applicable selling agent were to cease acting as a market-maker as to any series of the notes, it is likely that there would be significantly less liquidity in the secondary market. In that case, the price at which those notes could be sold likely would be lower than if an active market existed.

The Redemption Amount will not reflect changes in the value of the Market Measure prior to the applicable calculation day. Changes in the value of the Market Measure during the term of the notes before the applicable calculation day will not be reflected in the calculation of the Redemption Amount. The calculation agent will calculate the Redemption Amount by comparing only the Starting Value to the Ending Value or the Threshold Value, as applicable. No other values of the Market Measure will be taken into account. As a result, you may receive a Redemption Amount that is less than the Original Offering Price of your notes, even if the value of the Market Measure has increased at certain times during their term before decreasing to a value on the calculation day that is less than the Threshold Value.

If the Market Measure to which your notes are linked is a Basket, changes in the value of one or more of the Basket Components may be offset by changes in the value of one or more of the other Basket Components. The Market Measure of your notes may consist of a Basket. In that case, a change in the values of one or more of the Basket Components may not correlate with changes in the values of one or more of the other Basket Components. The values of one or more Basket Components may increase, while the values of one or more of the other Basket Components may not increase as much, or may even decrease. Therefore, in calculating the Market Measure as of any time, increases in the value of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the value of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, changes in the values of the Basket Components which are more heavily weighted could have a disproportionately adverse impact upon the notes.

The respective publishers of the Market Measures (each, a “Market Measure Publisher”) may adjust the Market Measures or any component of a Market Measure in a way that affects its value, and these respective publishers have no obligation to consider your interests. The Market Measure Publishers can add, delete, or substitute the components included in a Market Measure or make other methodological changes that could change the value of that Market Measure. You should realize that the changing of companies, commodities, or other components included in a Market Measure may affect that Market Measure, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, a Market Measure Publisher may alter, discontinue, or suspend calculation or dissemination of its Market Measure. Any of these actions could adversely affect the value of the notes. The Market Measure Publishers will have no obligation to consider your interests in calculating or revising the Market Measure.

Exchange rate movements may impact the value of the notes. The notes will be denominated in U.S. dollars. If the value of any Market Measure component is traded in a currency other than U.S. dollars and, for purposes of the Market Measure, is converted into U.S. dollars or another currency, then the Redemption Amount may depend in part on the relevant exchange rates. If the value of the U.S. dollar increases against the currencies of that Market Measure or its components, the value of the Market Measure or its components may be adversely affected and the Redemption Amount may be reduced. Unless otherwise stated in the applicable term sheet, the Redemption Amount will not be adjusted as a result of changes in the applicable exchange rates between those currencies and the U.S. dollar. Exchange rate movements may be particularly impacted by existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments, and the extent of governmental surpluses or deficits in the countries relevant to the Market Measure and its components and the United States. All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for the notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.

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Value of the Market Measure. Because the Redemption Amount is tied to the Ending Value, determined by reference to the value of the Market Measure on the applicable calculation day, we anticipate that the market value of the notes at any time generally will depend to a significant extent on the value of the Market Measure. The value of the Market Measure will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally, the markets on which the securities, commodities, or other assets of the Market Measure are traded, and the market segments of which these assets are a part. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your notes before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined. If you sell your notes when the value of the Market Measure is less than, or not sufficiently above the applicable Starting Value, then you may receive less than the Original Offering Price of your notes. In general, the market value of the notes will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases. However, as the value of the Market Measure increases or decreases, the market value of the notes is not expected to increase or decrease at the same rate.

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Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Market Measure during the term of the notes may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of the notes.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect stock markets and commodities markets generally, may affect the value of the Market Measure and the value of the notes. If the Market Measure includes one or more indices or commodities that have returns that are calculated based upon currencies other than the U.S. dollar or prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of the notes may also be affected by similar events in those markets.

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Interest Rates. We expect that changes in interest rates will affect the market value of the notes. In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the notes. The level of prevailing interest rates also may affect the U.S. economy and any applicable market outside of the U.S., and, in turn, the value of the Market Measure. If the Market Measure is, or if any components of any Market Measure are, traded in currencies other than the U.S. dollar, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the related Market Measure or component, and, thus, the market value of the notes may be adversely affected.

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Dividend Yields. In general for equity-based Market Measures, if cumulative dividend yields on the securities included in the Market Measure increase, we anticipate that the market value of the notes will decrease; conversely, if those dividend yields decrease, we anticipate that the market value of the notes will increase.

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Exchange Rate Movements and Volatility. Foreign currency exchange rates represent the number of units of one currency (an “underlying currency”) for which one unit of another currency can be exchanged (a “base currency”). An exchange rate increases when the value of an underlying currency decreases relative to the applicable base currency, and decreases when the value of the underlying currency increases relative to that base currency. If the Market Measure of your notes includes any non-U.S. Market Measure, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the value of your notes, and the Redemption Amount may depend in part on the relevant exchange rates.

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Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of the notes.

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Time to Maturity. There may be a disparity between the market value of the notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the value of the notes will approach the expected Redemption Amount to be paid at maturity.

Purchases and sales by us and our affiliates may affect your return. We and our affiliates may from time to time buy or sell the Market Measures, components of Market Measures, or futures or options contracts on Market Measures or components of the Market Measures for our own accounts for business reasons. We also expect to enter into these transactions in connection with hedging our obligations under the notes. These transactions could affect the value of these components and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in the notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the applicable pricing date may temporarily increase or decrease the value of a Market Measure or components of a Market Measure. Consequently, the values of that Market Measure or components of that Market Measure may change subsequent to the pricing date of an issue of the notes, affecting the value of the Market Measure and therefore the market value of the notes.

Our trading and hedging activities may create conflicts of interest with you. We or one or more of our affiliates, including MLPF&S, may engage in trading activities related to the Market Measure and the securities, commodities, or other assets represented by the Market Measure that are not for your account or on your behalf. We and our affiliates from time to time may buy or sell the securities, commodities, or other assets represented by the Market Measure or related futures or options contracts for our own accounts, for business reasons, or in connection with hedging our obligations under the notes. We also may issue, or our affiliates may underwrite, other financial instruments with returns based upon the applicable Market Measure. These trading and underwriting activities could affect the Market Measure in a manner that would be adverse to your investment in the notes.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount due on the maturity date. We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

We or our affiliates may enter into these transactions on or prior to each pricing date, in order to hedge some or all of our anticipated obligations under the notes. This hedging activity could increase the value of the Market Measure on the applicable pricing date.

In addition, from time to time during the term of each series of the notes and in connection with the determination of the Ending Value, we or our affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other notes or instruments that we issue, some of which may have returns calculated in a manner related to that of a particular series of the notes. We or our affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the notes increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading activities may present a conflict of interest between your interest in the notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management. These trading activities, if they influence the Market Measure or secondary trading in the notes, could be adverse to your interests as a beneficial owner of the notes.

Our hedging activities may affect your return on the notes and their market value. We, or one or more of our affiliates, including MLPF&S, may engage in hedging activities that may affect the value of the Market Measure. Accordingly, our hedging activities may increase or decrease the market value of the notes on the applicable calculation day and the Redemption Amount. In addition, we or one or more of our affiliates, including MLPF&S, may purchase or otherwise acquire a long or short position in the notes. We or any of our affiliates, including MLPF&S, may hold or resell the notes. Although we have no reason to believe that any of those activities will have a material impact on the value of the Market Measure, we cannot assure you that these activities will not affect the value of the Market Measure and the market value of the notes prior to maturity or the Redemption Amount.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the notes and, as such, will determine the Starting Value, the Ending Value, and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our affiliate’s status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that it would be required to make if the publication of an index is discontinued. See the sections entitled “Description of the Notes—Market Disruption Events,”

“—Adjustments to a Market Measure,” and “—Discontinuance of a Market Measure.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we expect to control the calculation agent, potential conflicts of interest could arise.

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. Under the terms of the notes, you will have agreed with us to treat the notes as single financial contracts, as described under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of gain or loss with respect to the notes may differ. No ruling will be requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

Risks Relating to Equity-Based Market Measures

If the Market Measure to which the notes are linked is equity-based, you will have no rights as a securityholder, you will have no rights to receive any of the securities represented by the Market Measure, and you will not be entitled to dividends or other distributions by the issuers of these securities. The notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the notes will not make you a holder of any of the securities represented by the Market Measure. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities. As a result, the return on the notes may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them. This is because the calculation agent will calculate the Redemption Amount by reference to the Ending Value. Additionally, the values of certain equity-based indices reflect only the prices of the securities included in the Market Measure or its components and do not take into consideration the value of dividends paid on those stocks. The notes will be paid in cash and you have no right to receive delivery of any of these securities.

If the Market Measure to which the notes are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets. The value of an equity-based Market Measure or a Market Measure component that includes equity securities traded on foreign exchanges is computed by reference to the sales prices of those securities as reported by the exchange on which those securities are listed or admitted to trade. Therefore, the return on the notes will be affected by factors affecting the value of securities in the relevant non-U.S. markets. The relevant foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. Additionally, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. Moreover, the relevant foreign economies may differ favorably or unfavorably from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

Unless otherwise set forth in the applicable term sheet, we do not control any company included in any equity-based Market Measure or a Market Measure component and are not responsible for any disclosure made by any other company. We currently, or in the future, may engage in business with companies represented by an equity-based Market Measure or a Market Measure component, and we or our affiliates may from time to time own shares of companies included in an equity-based Market Measure or Market Measure component. However, neither we nor any of our affiliates, including the selling agents, have the ability to control the actions of any of these companies or assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by that Market Measure or a Market Measure component. In addition, unless otherwise set forth in the applicable term sheet, neither we nor any of our affiliates are responsible for the calculation of any index represented by a Market Measure or a Market Measure component. You should make your own investigation into the Market Measure and the companies represented by the applicable constituent securities.

Unless otherwise set forth in the applicable term sheet, none of the Market Measure Publishers, their affiliates, nor any company included in the Market Measure or its components will be involved in any offering of the notes or will have any obligation of any sort with respect to the notes. As a result, none of those companies will have any obligation to take your interests as holders of the notes into consideration for any reason, including taking any corporate actions that might affect the value of the securities represented by the Market Measure or its components or the value of the notes.

Our business activities relating to the companies represented by an equity-based Market Measure or components of the Market Measure may create conflicts of interest with you. We and our affiliates, including the selling agents, at the time of any offering of the notes or in the future, may engage in business with the companies represented by an equity-based Market Measure or components of the Market Measure, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors. In connection with these activities, we or our affiliates may receive information about those companies that we will not divulge to you or other third parties. One or more of our affiliates have published, and in the future may publish, research reports on one or more of these companies. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes. We, or any of our affiliates, do not make any representation to any purchasers of the notes regarding any matters whatsoever relating to the issuers of the stocks included in an equity-based Market Measure. Any prospective purchaser of the notes should undertake an independent investigation of the companies included in an equity-based Market Measure as in its judgment is appropriate to make an informed decision regarding an investment in the notes. The composition of those companies does not reflect any investment recommendations from us or our affiliates.

Risks Relating to Commodity-Based Market Measures

If the Market Measure or Market Measure component to which the notes are linked is commodity-based, ownership of the notes will not entitle you to any rights with respect to any futures contracts or commodities included in or tracked by the Market Measure or its components. If the Market Measure or Market Measure component to which the notes are linked is commodity-based, you will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the commodities or commodity futures included in such Market Measure or Market Measure component. We will not invest in any of the commodities or commodity futures contracts included in such Market Measure or Market Measure component on behalf or for the benefit of holders of the notes.

The prices of commodities included in a commodity-based Market Measure or Market Measure component may change unpredictably, affecting the value of the notes in unforeseeable ways. Trading in commodities is speculative and can be extremely volatile. Market prices of the commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the value of a commodity-based Market Measure or its components and the value of the notes in varying ways, and different factors may cause the value of the commodities, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates. Additionally, certain commodity-based Market Measures may be concentrated in only a few, or even a single industry (e.g., energy). These Market Measures are likely to be more volatile than those comprised of a variety of commodities.

With respect to a commodity-based Market Measure or Market Measure component, suspension or disruptions of market trading in the applicable commodities and related futures markets may adversely affect the value of the notes. The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. There can be no assurance that any such disruption or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) will not have an adverse affect on the value of or trading in the Market Measure or its components, or the manner in which it is calculated, and therefore, the value of the notes.

Notes linked to a commodity-based Market Measure or Market Measure component will not be regulated by the U.S. Commodity Futures Trading Commission (the “CFTC”). An investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”). Because notes linked to a commodity-based Market Measure or Market Measure component will not be interests in a commodity pool, those notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. Notes linked to a commodity-based Market Measure or Market Measure component will not constitute investments by you or by us on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). We are not registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

A commodity-based Market Measure or Market Measure component may include futures contracts on foreign exchanges that are less regulated than U.S. markets. A commodity-based Market Measure or Market Measure component may include futures contracts on physical commodities on exchanges located outside the U.S. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for participants in those markets to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Market Measure or its components.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing the notes.

USE OF PROCEEDS

We will use the net proceeds we receive from each sale of the notes for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

Each series of notes will be part of a series of medium-term notes entitled “Medium-Term Notes, Series L” that will be issued under the Senior Indenture, as amended and supplemented from time to time. The Senior Indenture is described more fully in the prospectus and prospectus supplement. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The aggregate principal amount of each series of notes will be set forth in the applicable term sheet. The notes will mature on the date set forth in the applicable term sheet.

We will not pay interest on the notes.

The notes are not principal protected. Prior to the applicable maturity date, the notes are not redeemable by us or repayable at the option of any holder. The notes are not subject to any sinking fund.

We will issue the notes in denominations of whole units, each with a specified Original Offering Price. The CUSIP number for each series of notes will be set forth in the applicable term sheet. You may transfer notes only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of the notes, and unless the applicable term sheet provides otherwise, you will receive the Redemption Amount per unit of the notes that you hold, denominated in U.S. dollars. In no event will the Redemption Amount be less than zero. The Redemption Amount will be calculated as follows:

•	If the Ending Value is equal to or greater than the Starting Value but is equal to or less than the Step Up Value, then the Redemption Amount will equal:

Original Offering Price + Step Up Payment

•	If the Ending Value is greater than the Step Up Value, then the Redemption Amount will equal:

Original Offering Price +	(	Original Offering Price x	(	Ending Value - Starting Value	))
Starting Value

•	If the Ending Value is less than the Starting Value but is equal to or greater than the Threshold Value, then the Redemption Amount will equal the Original Offering Price.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

Original Offering Price -	(	Original Offering Price x	(	Threshold Value - Ending Value	))
Starting Value

The “Step Up Value” will be a value of the Market Measure that is a specified percentage above the Starting Value, as set forth in the applicable term sheet.

The “Step Up Payment” will be a dollar amount that will be equal to a percentage of the Original Offering Price. The Step Up Payment will be determined on the pricing date and set forth in the applicable term sheet.

The “Threshold Value” will be a value of the Market Measure that is a specified percentage of the Starting Value which will be less than or equal to 100%. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. The Redemption Amount per note will be less than the Original Offering Price if the Ending Value is less than the Threshold Value. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for the notes will be less than the Original Offering Price if there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value.

The Starting Value and the Ending Value

A “calculation day” means any Market Measure Business Day on which a Market Disruption Event has not occurred.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means:

•	for an equity index, a day on which (1) the NYSE and NASDAQ, or their successors, are open for trading and (2) the index or any successor thereto is calculated and published; and

•

for a commodity index, spot price, or futures contract, a day on which the index level, spot price or official settlement price (as applicable) is determined and published by the applicable index sponsor, commodities exchange, or other price source (or any successor thereto) described in the applicable term sheet.

Starting Value—Equity-Based Market Measures

If the Market Measure to which your notes are linked is equity-based, unless otherwise specified in the applicable term sheet, the “Starting Value” will equal the closing value of the Market Measure on the pricing date, as determined by the calculation agent.

Starting Value—Commodity-Based Market Measures

If the Market Measure to which your notes are linked is commodity-based, unless otherwise specified in the applicable term sheet, the “Starting Value” will equal the closing value of the Market Measure on the pricing date, as determined by the calculation agent, provided that if a Market Disruption Event occurs on that date, the Starting Value will be determined according to the Starting Value Commodity-Based Market Measure Disruption Calculation (as described below). See “—Market Disruption Events—Commodity-Based Market Measures.”

Starting Value—Basket Market Measures

If the Market Measure consists of a Basket, the “Starting Value” will be equal to 100. See “—Basket Market Measures.”

Ending Value—Equity-Based Market Measures

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the closing value of the Market Measure on a specific calculation day that will be set forth in the applicable term sheet.

In the event that a Market Disruption Event occurs and is continuing on the calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of the Notes—Market Disruption Events.”

If the calculation day is not a Market Measure Business Day or if there is a Market Disruption Event on that day, the calculation day will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event shall have occurred or is continuing; provided that the closing value of the Market Measure will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the second scheduled Market Measure Business Day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that second scheduled Market Measure Business Day.

See “—Market Disruption Events—Equity-Based Market Measures.”

Ending Value—Commodity-Based Market Measures

If the Market Measure to which your notes are linked is commodity-based, unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the closing value of the Market Measure on a specified calculation day, provided that if a Market Disruption Event occurs on that date, then the Market Measure value used to calculate the Ending Value will be determined according to the Ending Value Commodity-Based Market Measure Disruption Calculation (as described below). If the calculation agent determines that the scheduled calculation day is not a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise, the Ending Value will equal the closing value of the Market Measure on the next Market Measure Business Day, provided that if a Market Disruption Event occurs on that date, then the Market Measure value used to calculate the Ending Value will be determined according to the Ending Value Commodity-Based Market Measure Disruption Calculation described below. If no such days occur prior to the second scheduled Market Measure Business Day before the maturity date of the notes, the Ending Value will be determined (or, if not determinable, estimated) by the calculation agent on the second scheduled Market Measure Business Day before the maturity date of the notes in a manner which the calculation agent considers commercially reasonable under the circumstances.

For notes linked to a commodity-based Market Measure, in the event a Market Disruption Event occurs on the calculation day, the Ending Value will be determined by the calculation agent using the following “Ending Value Commodity-Based Market Measure Disruption Calculation”:

(1)	With respect to each commodity or futures contract, the value of which is tracked by the Market Measure and which is not affected by the Market Disruption Event, the closing value will be based on the exchange published settlement price of each such contract on the calculation day.

(2)

With respect to each commodity or futures contract, the value of which is tracked by the Market Measure and which is affected by the Market Disruption Event, the closing value will be based on the exchange published settlement price of each such contract on the first Market Measure Business Day following the calculation day on which no Market Disruption Event occurs with respect to such contract. In the event that a Market Disruption Event occurs with respect to any commodity or futures contract, the value of which is tracked by the Market Measure, on the calculation day and on each day to and including the second scheduled Market Measure Business Day prior to maturity, the price of such contract used to determine the closing value will be estimated by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances.

(3)	The calculation agent will determine the closing value by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2) above using the then current method for calculating the Market Measure. The exchange on which a commodity or futures contract, the value of which is tracked by the Market Measure, is traded for purposes of the foregoing definition means the exchange used to value such contract for the calculation of the Market Measure.

Ending Value—Equity-Based Basket Market Measures

Unless otherwise specified in the applicable term sheet, if, for any equity-based Market Measure component (an “Affected Equity Component”), (i) a Market Disruption Event occurs on the scheduled calculation day or (ii) the scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing value of the Market Measure component for such non-calculation day, and as a result, the Ending Value, as follows:

•	The closing value of each Market Measure component that is not an Affected Equity Component will be its closing value on such non-calculation day.

•

The closing value of each Market Measure component that is an Affected Equity Component for the applicable non-calculation day will equal the closing value of the Market Measure component on the immediately succeeding Market Measure Business Day during which no Market Disruption Event shall have occurred or is continuing; provided that the closing value of the Market Measure will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date that is no later than the second scheduled Market Measure Business Day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that second scheduled Market Measure Business Day.

Other Market Measures

If the Market Measure is not equity-based or commodity-based, or is a combination of the two, the applicable term sheet will set forth the manner by which the Starting Value and the Ending Value will be determined.

Market Disruption Events

Equity-Based Market Measures

For equity-based Market Measures, “Market Disruption Event” means one or more of the following events, as determined by the calculation agent:

(A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of a Market Measure trade as determined by the calculation agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise Market Measure or any successor market measure; and

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Market Measure as determined by the calculation agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Market Measure, or any successor market measure.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Market Measure, or any successor market measure, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the Market Measure, or any successor market measure, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Market Measure;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	if applicable to equity-based Market Measures with component stocks listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Commodity-Based Market Measures

For commodity-based Market Measures, “Market Disruption Event” means one or more of the following events, as determined by the calculation agent:

(1)	a material limitation, suspension, or disruption of trading in one or more Market Measure components which results in a failure by the exchange on which each applicable Market Measure component is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues;

(2)	the exchange published settlement price for any Market Measure component is a “limit price,” which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules;

(3)	failure by the applicable exchange or other price source to announce or publish the exchange published settlement price for any Market Measure component;

(4)	a suspension of trading in one or more Market Measure components, for which the trading does not resume at least 10 minutes prior to the scheduled or rescheduled closing time; or

(5)	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge that we or our affiliates have effected or may effect as to the applicable notes.

For notes linked to a commodity-based Market Measure, in the event a Market Disruption Event occurs on the pricing date, the calculation agent will establish an initial value for the Market Measure (the “Initial Market Measure Value”) and the “Starting Value” using the following “Starting Value Commodity-Based Market Measure Disruption Calculation”:

(1)	With respect to each commodity or futures contract, the value of which is tracked by the Market Measure and which is not affected by a Market Disruption Event (an “Unaffected Commodity Component”), both the Initial Market Measure Value and the Starting Value will be based on the exchange published settlement price of such Unaffected Commodity Component on the pricing date.

(2)	With respect to each commodity or futures contract, the value of which is tracked by the Market Measure and which is affected by a Market Disruption Event (an “Affected Commodity Component”):

a.	The calculation agent will establish the Initial Market Measure Value on the pricing date based on (i) the above-referenced settlement price of each Unaffected Commodity Component and (ii) the last exchange published settlement price for each Affected Commodity Component on the pricing date.

b.	The calculation agent will adjust the Initial Market Measure Value for purposes of determining the Starting Value based on the exchange published settlement price of each Affected Commodity Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs with respect to such Affected Commodity Component. In the event that a Market Disruption Event occurs with respect to any Affected Commodity Component on the first and second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the price of such Affected Commodity Component used to determine the Starting Value in a manner that the calculation agent considers commercially reasonable under the circumstances.

c.	The final term sheet will set forth the Initial Market Measure Value, a brief statement of the facts relating to the establishment of the Initial Market Measure Value (including a description of the relevant Market Disruption Event(s)), and the Starting Value.

(3)	The calculation agent will determine the Initial Market Measure Value by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2) above using the then current method for calculating the Market Measure. The exchange on which a commodity or futures contract, the value of which is tracked by the Market Measure, is traded for purposes of the above definition means the exchange used to value such contract for the calculation of the Market Measure.

Other Market Measures

If the Market Measure is not equity-based or commodity-based, or is a combination of any of the two, the applicable term sheet will set forth the definition of “Market Disruption Event,” and include additional related terms.

Adjustments to a Market Measure

If at any time after the applicable pricing date, a Market Measure Publisher makes a material change in the formula for or the method of calculating a Market Measure, or Market Measure component in the case of a Basket, or in any other way materially modifies that Market Measure so that the Market Measure does not, in the opinion of the calculation agent, fairly represent the value of the Market Measure had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing value of the Market Measure is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of the applicable Market Measure as if those changes or modifications had not been made, and calculate the closing value with reference to the Market Measure, as so adjusted. Accordingly, if the method of calculating a Market Measure is modified so that the value of the Market Measure is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Market Measure in order to arrive at a value of the Market Measure as if it had not been modified.

Discontinuance of a Market Measure

If after the applicable pricing date, a Market Measure Publisher discontinues publication of a Market Measure to which an issue of the notes is linked, or one or more components of a Market Measure in the case of a Basket, and such Market Measure Publisher or another entity publishes a successor or substitute market measure that the calculation agent determines, in its sole discretion, to be comparable to that Market Measure (a “successor market measure”), then, upon the calculation agent’s notification of that determination to the trustee and to us, the calculation agent will substitute the successor market measure as calculated by the relevant Market Measure Publisher or any other entity and calculate the Ending Value as described above under “—Payment at Maturity.” Upon any selection by the calculation agent of a successor market measure, the calculation agent will cause written notice of the selection to be promptly furnished to the trustee, to us, and to the holders of the notes.

In the event that a Market Measure Publisher discontinues publication of a Market Measure and:

•	the calculation agent does not select a successor market measure; or

•	the successor market measure is not published on any calculation day,

the calculation agent will compute a substitute value for the Market Measure in accordance with the procedures last used to calculate the Market Measure before any discontinuance. If a successor market measure is selected or the calculation agent calculates a value as a substitute for a Market Measure as described below, the successor market measure or value will be used as a substitute for that Market Measure for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

If a Market Measure Publisher discontinues publication of the Market Measure before the calculation day, and the calculation agent determines that no successor market measure is available on that date, then on the day that would have been the calculation day, the calculation agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were the calculation day. The calculation agent will make available to holders of the notes information as to each such value; such information may be disseminated by means of Bloomberg, Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of the specific Market Measure to which your notes are linked may adversely affect trading in the notes.

Basket Market Measures

If the Market Measure to which your notes are linked is a Basket, the Basket Components will be set forth in the applicable term sheet. We will assign each Basket Component an Initial Component Weight so that each Basket Component represents a percentage of the Starting Value of the Basket on the applicable pricing date. We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights. The Initial Component Weight for each Basket Component will be set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Component

We will set a fixed factor (the “Component Ratio”) for each Basket Component, based upon the weighting of that Basket Component. The Component Ratio for each Basket Component will be calculated on the pricing date and will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•	the closing value of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

Equity-Based Basket Components

Unless otherwise set forth in the applicable term sheet, if a Market Disruption Event occurs on the pricing date as to any equity-based Basket Component, the calculation agent will establish the closing value of that Basket Component on the pricing date (the “Basket Component Closing Value”), and thus its Component Ratio, based on the closing level of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs with respect to that Basket Component. In the event that a Market Disruption Event occurs with respect to that Basket Component on the pricing date and on each day to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Value, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable under the circumstances. The final term sheet will set forth the Basket Component Closing Value, a brief statement of the facts relating to the establishment of the Basket Component Closing Value (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any equity-based Basket Component, “Market Disruption Event” will have the meaning set forth above in “—Market Disruption Events—Equity-Based Market Measures”, provided that references to “Market Measure” will be deemed to be references to “Basket Component.”

Commodity-Based Basket Components

Unless otherwise set forth in the applicable term sheet, if a Market Disruption Event occurs on the pricing date as to any commodity-based Basket Component, the calculation agent will establish an initial value for that Basket Component (the “Initial Basket Component Level”), and thus its Component Ratio, using the following procedures:

(1)	With respect to each commodity or futures contract, the value of which is tracked by that Basket Component and which is not affected by a Market Disruption Event (an “Unaffected Basket Component Commodity”), the Initial Basket Component Level, and thus the Component Ratios, will be based on the exchange published settlement price of each such Unaffected Basket Component Commodity on the pricing date.

(2)	With respect to each commodity or futures contract, the value of which is tracked by that Basket Component and which is affected by a Market Disruption Event (an “Affected Basket Component Commodity”):

(a)	The calculation agent will establish the Initial Basket Component Level, and thus the Component Ratios, on the pricing date based on (1) the above-referenced settlement price of each Unaffected Basket Component Commodity and (2) the last exchange published settlement price for each Affected Basket Component Commodity on the pricing date.

(b)

The calculation agent will adjust the Initial Basket Component Level, and thus the Component Ratios, based on the exchange published settlement price of each Affected Basket Component Commodity on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs with respect to such Affected Basket Component Commodity. In the event that a Market Disruption Event occurs with respect to any Affected Basket Component Commodity on the first and second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the price of such Affected Basket Component Commodity used to determine the Initial Basket Component Level and the applicable Component Ratio in a manner that the calculation agent considers commercially reasonable under the circumstances.

(c)	The final term sheet will set forth the Initial Basket Component Level, a brief statement of the facts relating to the establishment of the Initial Basket Component Level (including a description of the relevant Market Disruption Event(s)) and the applicable Component Ratio.

(3)	The calculation agent will determine the Initial Basket Component Level, and thus the Component Ratio, by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2) above using the then current method for calculating the Basket Component. The exchange on which a commodity or futures contract, the value of which is tracked by the Basket Component, is traded for purposes of the above definition means the exchange used to value such contract for the calculation of the Basket Component.

For purposes of determining whether a Market Disruption Event has occurred as to any commodity-based Basket Component, “Market Disruption Event” will have the meaning set forth above in “—Market Disruption Events—Commodity-Based Market Measures,” provided that references to “Market Measure” will be deemed to be references to “Basket Component.”

Computation of the Basket

The calculation agent will calculate the value of the Basket by summing the products of the closing value for each Basket Component on the calculation day and the Component Ratio applicable to each Basket Component. The value of the Basket will vary based on the increase or decrease in the value of each Basket Component. Any increase in the value of a Basket Component (assuming no change in the value of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the value of a Basket Component (assuming no change in the value of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

The following tables are for illustration purposes only, and do not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example 1: The hypothetical Basket Components are Index ABC and Index XYZ, each weighted equally on a hypothetical pricing date:

Basket Component	Initial Component Weighting	Hypothetical Closing Value(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution

Index ABC	50.00%	500.00	0.10000000	50.00

Index XYZ	50.00%	3,500.00	0.01428571	50.00

Starting Value				100.00

Example 2: The hypothetical Basket Components are Index ABC, Index XYZ, and Index RST, with their initial weightings being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weighting	Hypothetical Closing Value(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution

Index ABC	50.00%	500.00	0.10000000	50.00

Index XYZ	25.00%	2,420.00	0.01033058	25.00

Index RST	25.00%	1,014.00	0.02465483	25.00

Starting Value				100.00

(1)	This column sets forth the hypothetical closing value of each Basket Component on the hypothetical pricing date.

(2)	The hypothetical Component Ratio equals the Initial Component Weight (expressed as a percentage) of the Basket Component multiplied by 100, and then divided by the closing value of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Market Measure, the Redemption Amount, any Market Disruption Events, a successor Market Measure, Market Measure Business Days, business days, calculation days, non-calculation days, and calculations related to the discontinuance of any Market Measure. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

We expect to appoint MLPF&S or one of our other affiliates as the calculation agent for each series of the notes. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

Unless otherwise set forth in the applicable term sheet, if an event of default, as defined in the Senior Indenture, with respect to any series of the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the Senior Indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the notes matured on the date of acceleration.

If a bankruptcy proceeding is commenced in respect of us, your claim may be limited, under the United States Bankruptcy Code, to the Original Offering Price of your notes. In case of a default in payment of the notes, whether at their maturity or upon acceleration, they will not bear a default interest rate.

Listing

Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

One or more of our affiliates, including MLPF&S, may act as our selling agent for any offering of the notes. The selling agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each selling agent will be a party to the Distribution Agreement described in the “Supplemental Plan of Distribution” on page S-14 of the accompanying prospectus supplement.

Each selling agent will receive an underwriting discount or commission that is a percentage of the aggregate Original Offering Price of the notes sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable selling agent in order to purchase the notes.

None of the selling agents is your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement or the term sheet as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

MLPF&S and any of our other affiliates and subsidiaries may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in a market-making transaction for any notes after their initial sale.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes is based upon the advice of Morrison & Foerster LLP, our tax counsel. The following discussion supplements the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. If the tax consequences associated with the notes are different than those described below, they will be described in the applicable term sheet.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as single financial contracts with respect to the Market Measure and under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes in accordance with such characterization. This discussion assumes that the notes constitute single financial contracts with respect to the Market Measure for U.S. federal income tax purposes. If the notes did not constitute single financial contracts, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this product supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the notes.

We will not attempt to ascertain whether the issuer of any component stocks included in the Market Measure would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property interest, within the meaning of Section 897(c)(1) of the Code. If the issuer of one or more stocks included in the Market Measure were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the notes. You should refer to information filed with the SEC by the issuers of the component stocks included in the Market Measure and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of the component stocks included in the Market Measure is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the notes. A U.S. Holder’s tax basis in the notes will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the notes for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the notes. In particular, if the notes have a term that exceeds one year, the IRS could seek to subject the notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity, or upon a sale or exchange, of the notes generally would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter. If the notes have a term of one year or less, a U.S. holder who uses the accrual method of accounting generally should be required to accrue any original issue discount on a note on a straight-line basis. At maturity, or upon a sale or exchange, a U.S. holder using either a cash or accrual method of accounting generally should recognize taxable gain (all or a portion of which may be treated as ordinary income) or loss in an amount equal to the difference between the amount realized and such holder’s tax basis in the notes.

The IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the notes.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the IRS could seek to characterize the notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon sale or exchange of the notes should be treated as ordinary gain or loss.

If a Market Measure is or includes an index that periodically rebalances, it is possible that the notes could be treated as a series of single financial contracts, each of which matures on the next rebalancing date. If the notes were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the notes on each rebalancing date in return for new notes that mature on the next rebalancing date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s tax basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.

If a Market Measure is or includes a commodity futures contract or an index that tracks the value of commodity futures contracts, it is possible that the IRS could assert that Section 1256 of the Code should apply to the notes or a portion of the notes. If Section 1256 of the Code were to apply to the notes, gain or loss recognized with respect to the notes (or the relevant portion of the notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to a U.S. Holder’s holding period in the notes. A U.S. Holder would also be required to mark the notes (or a portion of the notes) to market at the end of each year (i.e., recognize gain or loss as if the notes or the relevant portion of the notes had been sold for fair market value).

Non-U.S. Holders

A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the notes, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale or exchange of the notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the settlement at maturity, sale or exchange and certain other conditions are satisfied.

If a Non-U.S. Holder of the notes is engaged in the conduct of a trade or business within the U.S. and if gain realized on the settlement at maturity, sale or exchange of the notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the

U.S.), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under proposed Treasury regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for (extraordinary) dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the notes on or after January 1, 2013 that are treated as dividend equivalents. In that case, we would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax. Prospective Non-U.S. Holders of the notes should consult their own tax advisors in this regard.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the notes.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the notes are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing the notes on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

Further, any person acquiring or holding the notes on behalf of any plan or with any plan assets shall be deemed to represent on behalf of itself and such plan that (x) the plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the notes, (y) neither us, MLPF&S, or any other selling agent, nor any of their affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) or otherwise acts in a fiduciary capacity with respect to the assets of the plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.